Exhibit 99.2

March 14, 2012

Douglas J. Wall
c/o Patterson-UTI Energy, Inc.
450 Gears Road, Suite 500
Houston, Texas 77067

Re: Term Sheet for Employment Agreement with Patterson-UTI Energy, Inc. (“Patterson-UTI”).

Dear Doug:

As you know, Patterson-UTI is in the process of hiring a Chief Operating Officer. We understand that it is currently your intention to retire as President and Chief Executive Officer of Patterson-UTI later this calendar year. This letter confirms the proposed material terms of an employment agreement between you and Patterson-UTI to be effective upon your retirement, as follows:

(1) Effective Date and Term. The effective date of the employment agreement would be the effective date of your retirement as President and Chief Executive Officer of Patterson-UTI (the “Retirement Date”). The agreement would have a term of two years from the Retirement Date, subject to early termination by Patterson-UTI for “cause” or upon your death or disability.

(2) Duties and Responsibilities. You would make yourself available to Patterson-UTI for an average of 40 hours per calendar month to render such advice and assistance as we may reasonably request, including (i) advising the Chief Executive Officer with respect to our business affairs; (ii) assisting us with personnel and customer matters and (iii) any other matters reasonably requested by the Chief Executive Officer or the Board.

(3) Compensation. Your salary would be $250,000 per annum. You also would be reimbursed for appropriately documented, reasonable travel and other business expenses incurred by you while performing your job duties, in accordance with the policies and requirements established by Patterson-UTI from time to time. You also would be entitled to continue to participate, at your election, in the Company’s medical plan on the same basis as other employees, including your obligation to pay premiums.

(4) Proprietary Information. The agreement would contain appropriate protections of our proprietary information, as well as non-disparagement provisions regarding Patterson-UTI and its business.

(5) Non-Compete. The agreement would contain customary provisions restricting your ability to compete with Patterson-UTI during the term of the agreement and for a period of eighteen months following termination of employment.

(6) 2012 EBITDA Bonus. You would be entitled to continue to participate in our 2012 annual EBITDA-based cash bonus incentive plan in the same manner as if you had remained the Chief Executive Officer through December 31, 2012.

(7) Equity Awards. The agreement would not affect the treatment of outstanding equity awards, which would continue to vest in accordance with their terms through the term of the respective agreement.

(8) Change in Control Agreement and Other Benefits. Your change in control agreement would be superseded by the agreement and would no longer be in effect. Except as specifically provided in numbered paragraphs 3, 6 and 7 of this letter, your right to participate in any benefit plan, program or arrangement of the Company, including without limitation, any 401(k), short-term disability, long–term disability, life insurance plan, program or arrangement, will cease on the Retirement Date.

(9) Release. The agreement would include a release by you of all employment-related claims against Patterson-UTI and its directors, officers and affiliates (other than claims for indemnification or vested employee benefits or claims arising under the agreement).

The agreement, of course, is subject to final documentation and to approval by our Board of Directors and Compensation Committee thereof.

Doug, please let me know, as soon as it is convenient for you, whether the terms set forth above are acceptable to you.

Very truly yours,

Mark S. Siegel

Chairman of the Board